Exhibit (d)(h)(8)

AMENDMENT NO. 3 TO THE

PORTFOLIO MANAGEMENT AGREEMENT

THIS AMENDMENT effective as of this 1st day of May, 2014 is made to the Portfolio Management Agreement (the “Agreement”) dated September 29, 2006, as amended on May 1, 2007 and May 1, 2013, by and among BlackRock Investment Management, LLC, a Delaware limited liability company (“Portfolio Manager”), Pacific Life Fund Advisors LLC, a Delaware Limited Liability Company (“Investment Adviser”), and Pacific Select Fund, a Massachusetts Business Trust (the “Fund”). The Agreement is hereby amended as set forth below (together, the “Amendment”), which is effective on May 1, 2014. Capitalized terms not defined herein shall have the meaning given to them in the Agreement.

WHEREAS, Investment Adviser, Portfolio Manager and the Fund are parties to the Agreement;

WHEREAS, the parties mutually desire to amend the Agreement as set forth herein;

WHEREAS, the Fund has retained the Investment Adviser to render investment advisory services to the various portfolios of the Fund pursuant to an Advisory Agreement, as amended, and such Agreement authorizes the Investment Adviser to engage a subadviser to discharge the Investment Adviser’s responsibilities with respect to the investment management of such portfolios; and

WHEREAS, the parties desire to appoint Portfolio Manager to serve as subadviser to another portfolio of the Fund.

NOW THEREFORE, in consideration of the renewal of the premises, promises and mutual covenants contained herein and in the Agreement, and for other good and valuable consideration paid, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties agree that the Agreement is hereby amended as follows:

1. The Exhibit A attached to this Amendment hereby replaces the current Exhibit A to the Agreement.

2. The following is hereby added to Section 2(b):

Portfolio Manager will use reasonable efforts to (i) identify each position in a portfolio that constitutes a Business Development Company (“BDC”), as that term is defined in Section 2(a)(48) of the 1940 Act, as amended and (ii) make such determinations and inform the Investment Adviser at least annually (or more often and by such date(s) as the Investment Adviser shall reasonably request) of any BDC positions; provided that Investment Adviser acknowledges that any information provided by Portfolio Manager regarding BDC positions shall be based solely upon the methodology that Portfolio Manager reasonably believes can be used to identify BDCs and upon which Portfolio Manager relies for identifying BDC positions for Portfolio Manager’s proprietary funds.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first written above.

PACIFIC LIFE FUND ADVISORS, LLC

By:	/s/ Howard T. Hirakawa	By:	/s/ Laurene E. MacElwee
	Name: Howard T. Hirakawa		Name: Laurene E. MacElwee
	Title: VP, Fund Advisor Operations		Title: VP & Assistant Secretary

BLACKROCK INVESTMENT MANAGEMENT, LLC

By:	/s/ Francis M. Porcelli	By:
	Name: Francis M. Porcelli		Name:
	Title: Managing Director		Title:

PACIFIC SELECT FUND

By:	/s/ Howard T. Hirakawa	By:	/s/ Laurene E. MacElwee
	Name: Howard T. Hirakawa		Name: Laurene E. MacElwee
	Title: Vice President		Title: VP & Assistant Secretary

Amendment No. 3 BlackRock Investment Management, LLC Portfolio Management Agreement	2

Exhibit A

PACIFIC SELECT FUND

FEE SCHEDULE

Effective: May 1, 2014

Portfolios:	Equity Index Portfolio
Small-Cap Index Portfolio
PD Large-Cap Value Index Portfolio
PD Large-Cap Growth Index Portfolio
PD Small-Cap Value Index Portfolio
PD Small-Cap Growth Index Portfolio
Small-Cap Equity Portfolio

The Investment Adviser will pay to the Portfolio Manager a monthly fee for its services for the above noted Portfolios based upon the following:

(a) The annual percentage of the combined average daily net assets of the above noted Portfolios of Pacific Select Fund that the Portfolio Manager manages according to the following schedule:

Rate(%)	Break Point (assets)
0.040%	on the first $300 million
0.020%	on net assets over $300 million

(b) Multiplied by the combined average daily net assets that the Portfolio Manager manages of the above noted Portfolios of Pacific Select Fund for the relevant calendar month.

If the Portfolio Manager provides services for less than a whole month, fees shall be prorated for any portion of a month in which the Agreement is not effective.

Portfolio: Large-Cap Growth Portfolio

The Investment Adviser will pay to the Portfolio Manager a monthly fee for its services for the above noted Portfolio based on the following:

(a) The annual percentage of the combined* average daily net assets of the Large-Cap Growth Portfolio of Pacific Select Fund and the PL Large-Cap Growth Fund of Pacific Life Funds according to the following schedule:

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Rate%	Break Point (assets)
0.380%	on the first $25 million
0.330%	on the next $225 million
0.230%	on the next $1.75 billion
0.200%	on net assets over $2 billion

(b) Multiplied by the ratio of the PSF Large-Cap Growth Portfolio’s average daily net assets over the combined average daily net assets of the PSF Large-Cap Growth Portfolio and the PL Large-Cap Growth Fund of Pacific Life Funds.

* Assets are combined only while the Portfolio Manager is managing both portfolios. Otherwise rates presented above are applied as an annual percentage of the average daily net assets of the PSF Large-Cap Growth Portfolio.

If the Portfolio Manager provides services for less than a whole month, fees shall be prorated for any portion of a month in which the Agreement is not effective.

Portfolio: Health Sciences Portfolio

The Investment Adviser will pay to the Portfolio Manager a monthly fee for its services based on the following:

(a) The annual percentage of the average daily net assets of the Health Sciences Portfolio of Pacific Select Fund according to the following schedule:

Rate%	Break Point (assets)
0.500%	on the first $100 million
0.475%	on the next $150 million
0.450%	on the next $250 million
0.425%	on net assets over $500 million

(b) Multiplied by the Health Sciences Portfolio’s average daily net assets for the relevant calendar month.

If the Portfolio Manager provides services for less than a whole month, fees shall be prorated for any portion of a month in which the Agreement is not effective.

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